EXHIBIT 10.13
ESPRE SOLUTIONS, INC.
5700 West Plano Parkway, Suite 2600
Plano, Texas 75093
October 24, 2007
Mr. Greg Somers
President
Video Software Partners, LLC
118 Main Street
Webb, Iowa 51366
     Re: Letter Agreement
Dear Mr. Somers:
     Espré Solutions, Inc. (“Espré”) and Video Software Partners, LLC “(VSP”) have reached a mutual understanding in connection with the payment of the remaining purchase price by Espré of VSP’s software products and technologies to Espré (collectively the “Intellectual Property”).
     In accordance with the terms set forth under that one certain Purchase Agreement made effective October 19, 2007 (the “Purchase Agreement”), Espré agreed to pay VSP the sum of $100,000.00 and issue to VSP 1,500,000 restricted shares of Espré’s Common Stock for the purchase of VPS’s Intellectual Property. When the additional Espré’s shares are added to VSP’s existing holdings of 6,288,000 shares of Espré Common Stock, VSP shall hold a total of 7,788,000 shares of Espré stock ( the “VSP Shares”).
     In addition thereto and in further consideration of VSP entering into the Purchase Agreement, Espré agreed to grant VSP a right to the payment of a 2% royalty fee based upon Espré’s gross revenues earned during the period commencing June 1, 2008 and terminating December 31, 2008 (the “Gross Fees”). Such right and the payment thereunder of the Gross Fees shall be made conditioned upon VSP’s disposition of the VSP Shares by June 1, 2008 in which it realizes cumulative gross proceeds of less than $1,550,000.00 from the sale thereof (the “Triggering Event”).
     Upon the occurrence of the Triggering Event, Espré’s obligation under this Letter Agreement to pay VSP the Gross Fees shall be made based upon the following terms:
1.      The sale(s) of the VSP Shares must be exercised on or before June 1, 2008. In the event VSP fails to timely dispose of the VSP Shares by June 1, 2008 (the “trigger date”), VSP’s right to the payment of of the Gross Fees under this Letter Agreement shall lapse; so long as the VSP Shares paid to VSP have been registered as required by applicable law prior to the trigger date. In the event the VSP Shares paid to VSP by

Espré, as set forth hereinabove, have not been registered on or before the trigger date, then said trigger shall be automatically extended until such time as the VSP Shares have been registered and is available for resale to a third party by VSP and Espré has received written confirmation from VSP as to the success of the registration of the VSP Shares.
2.      The VSP Shares shall be sold in the regular course of trading as arms-length-open market transactions which sales can be supported by brokerage records which are satisfactory to Espré;
3.      VSP shall provide Espré with written notice of its decision to exercise its right to the payment of the Gross Fees;
4.      Upon approval by Espré that VSP has fully complied with the terms stated herein in connection with its right to the payment of the Gross Fees, Espré shall calculate the total amount of the Gross Fees owed to VSP, and shall agree to pay VSP such fees on a quarterly basis in arrears.

Sincerely, ESPRE SOLUTIONS, INC.
By:	/s/ Peter Leighton
Peter Leighton, President

Acknowledged And Accepted By:
VIDEO SOFTWARE PARTNERS, LLC

By:	/s/ Greg Somers	Date:
Greg Somers, President